EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Post-Effective Amendment No. 2 to Registration Statement No. 333-201895-01 on Form S-8 pertaining to the Ashland Global Holdings Inc. 2018 Omnibus Incentive Compensation Plan and the Amended and Restated 2015 Ashland Global Holdings Inc. Incentive Plan (the “Registration Statement”) of our reports dated November 20, 2017, with respect to the consolidated financial statements of Ashland Global Holdings Inc. and Consolidated Subsidiaries and the effectiveness of internal control over financial reporting of Ashland Global Holdings Inc. and Consolidated Subsidiaries included in its Annual Report (Form 10-K) for the year ended September 30, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cincinnati, Ohio
January 30, 2018